EXHIBIT 99.1
ASHFORD HOSPITALITY TRUST
Third Quarter 2022 Conference Call
November 2, 2022
10 a.m. CT

Introductory Comments – Jordan Jennings

Good day everyone and welcome to today’s conference call to review the results for Ashford Hospitality Trust for the third quarter of 2022 and to update you on recent developments. On the call today will be: Rob Hays, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call, and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on November 1, 2022, and may also be accessed through the Company’s website at www.ahtreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the third quarter of 2022 with the third quarter of 2021.

I will now turn the call over to Rob Hays. Please go ahead, sir.

Introduction – Rob Hays

Good morning, and welcome to our call.

After my introductory comments, Deric will review our third quarter financial results and Chris will provide an operational update on our portfolio.

I’d like to highlight some of our recent accomplishments and the main themes for our call:

First, we saw ongoing RevPAR improvement in the third quarter versus 2019 and expect continued strength through the fourth quarter. Additionally, we’re excited that September’s RevPAR performance was the first positive month we’ve had versus 2019 thus far in the recovery.

Second, our liquidity and cash position continue to be strong. We ended the quarter with approximately $602 million of net working capital, which equates to approximately $17 per diluted share. With yesterday’s closing stock price of $7.88, we believe we are trading at a meaningful discount to both our net asset value per share and our net working capital per share.

Third, we are now effective and have commenced the offering of our non-traded preferred equity security. Importantly, we believe this offering will provide an attractive cost of capital and allow us to accretively grow our portfolio over time, subject to future market conditions. We believe access to this attractive growth capital is a significant competitive advantage, particularly given the fact that lodging REITs are currently trading at material discounts to their net asset values. To the extent we are successful with our non-traded preferred capital raise, our preference would be to use that capital for future growth. We currently anticipate very little of this capital will be raised in the fourth quarter of this year, but believe that fund raising may accelerate as we get into the back half of 2023.

Let me now turn to the operating performance at our hotels. The lodging industry is clearly recovering with strength. RevPAR for all hotels in the portfolio increased approximately 29% for the third quarter vs. last year. This RevPAR result equates to a decrease of approximately 4% vs. the third quarter of 2019. I’m pleased to note that September was the best performing month of the third quarter along with being the best month we’ve had versus 2019 during this recovery with RevPAR up 0.4% vs. 2019.

Looking ahead to the remainder of 2022 and into 2023, we believe our geographically diverse portfolio, consisting of high-quality U.S. assets with best-in-class brands and management companies is well-positioned to capitalize on the strong demand we are seeing across leisure, business, and group segments. We also believe that our relationship with our affiliated property manager, Remington, really sets us apart. Remington has been able to consistently manage costs and optimize revenues aggressively, enabling us to outperform the industry from an operations standpoint for many years.

Additionally, capital recycling remains an important component of our strategy, and we continue to pursue some opportunities to sell certain non-core assets. During the quarter, we sold the Sheraton Ann Arbor in Michigan for $36 million (of which $34.5 million was in cash and $1.5 million is due in the future), equating to an estimated trailing 12-month cap rate of 3.9% and a 2019 cap rate of 7.7%. We have another asset currently in the market for sale and have identified several additional assets that we may bring to market for sale if market conditions warrant. We expect any net proceeds from these sales will go towards paying down debt.

Turning to investor relations, we continue to have a robust outreach effort to get in front of investors, communicate our strategy, and explain what we believe to be an attractive investment opportunity in Ashford Trust. We have attended numerous industry and wall street conferences which have led to over 400 investor meetings year to date. We have several more conferences coming up in the remainder of the year - including REITWorld and the Deutsche Bank Lodging & Gaming Conference - and we look forward to speaking with many of you during those events.

We believe we have the right plan in place to move forward and maximize value at Ashford Trust. This plan includes continuing to grow liquidity across the company, optimizing the operating performance of our assets, improving the balance sheet over time, and looking for opportunities to invest and grow our portfolio. We have a track record of success when it comes to property acquisitions, joint ventures and asset sales, and expect they will continue to be part of our plans moving forward. We ended the third quarter with a substantial amount of cash on our balance sheet and with the launch of our non-traded preferred stock offering, we are excited about the opportunities we see in front of us.

I will now turn the call over to Deric to review our third quarter financial performance.

Financial Review – Deric Eubanks

Thanks, Rob.

For the third quarter, we reported a net loss attributable to common stockholders of $(25.2) million, or $(0.73) per diluted share.

For the quarter, we reported AFFO per diluted share of $0.52, which represents a growth rate of 373% over the prior year quarter.

Adjusted EBITDAre was $82.1 million for the quarter, which reflected a growth rate of 75% over the prior year quarter.

At the end of the third quarter, we had $3.8 billion of loans with a blended average interest rate of 6.7%. Our loans were approximately 8% fixed rate and 92% floating rate. We utilize floating rate debt as we believe it is a better hedge of our operating cash flows, however, we do utilize caps on those floating rate loans to protect the company against significant interest rate increases. We currently have interest rate caps in place on all of our floating rate debt. Taking into account the current level of LIBOR and the corresponding interest rate caps, approximately 59% of our debt is now effectively fixed and approximately 41% is effectively floating. If LIBOR, which is currently at 3.8% goes above 4.0%, all of our debt would be effectively fixed as all of our interest rate caps would be in the money. These caps are typically structured to expire simultaneously with the maturity dates of the underlying loans and the vast majority of these caps will expire during 2023 as we have several loans with initial maturity dates in 2023. Most of these loans have extension options that include the requirement to purchase additional interest rate caps. We recently purchased forward starting interest rate caps in anticipation of these extension options.

We have no final debt maturities for the remainder of the year and have only two loans with balances of approximately $98 million with final maturities in 2023. Some of the Company’s loans will be subject to extension tests, and, with our significant cash balance, we believe we are well-prepared to meet any potential loan paydowns required to meet those tests. Our hotel loans are all non-recourse and currently 85% of our hotels are in cash traps. A cash trap means that we are currently unable to utilize property-level cash for corporate-related purposes. As the properties recover and meet the various debt yield or coverage thresholds, we will be able to utilize that cash freely at corporate. At the end of the third quarter, we had approximately $18.6 million in these cash traps which is reflected in restricted cash on our balance sheet.

We ended the quarter with cash and cash equivalents of $505.5 million and restricted cash of $132.1 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $27.4 million in due from third-party hotel managers. This primarily represents cash held by one of our property managers, which is also available to fund hotel operating costs. We also ended the quarter with net working capital of approximately $602 million.

As Rob mentioned, I think it’s also important to point out that this net working capital amount of $602 million equates to approximately $17 per share. This compares to our closing stock price from yesterday of $7.88 which is an approximate 54% discount to our net working capital per share. Our net working capital reflects value over and above the net value of our hotels. As such, we believe that our current stock price does not reflect the intrinsic value of our high-quality hotel portfolio.

As of September 30, 2022, our portfolio consisted of 99 hotels with 22,116 rooms.

Our share count currently stands at approximately 36.2 million fully diluted shares outstanding, which is comprised of 34.5 million shares of common stock and 1.7 million OP units. In the third quarter, our weighted average fully diluted share count used to calculate AFFO per share included approximately 1.7 million common shares associated with the exit fee on the strategic financing we completed in January 2021. Assuming yesterday’s closing stock price, our equity market cap is approximately $285 million.

While we are currently paying our preferred dividends quarterly, we do not anticipate reinstating a common dividend for some time.

Over the past several months, we have taken numerous steps to strengthen our financial position and improve our liquidity, and we are pleased with the progress that we’ve made. Our cash balance is solid, we have an attractive maturity schedule, our non-traded preferred security offering is effective, and we believe the Company is well positioned to benefit from the improving trends we are seeing in the lodging industry.

This concludes our financial review, and I would now like to turn it over to Chris to discuss our asset management activities for the quarter.

Asset Management – Chris Nixon

Thank you, Deric.

We are proud of the work that the asset management team has done to drive operating results during the third quarter. Comparable RevPAR for our portfolio increased by 29% during the third quarter relative to the same time period in 2021. For the third quarter, our portfolio recovered 96% of its RevPAR relative to comparable 2019, with September being the first month since the pandemic that we have exceeded comparable 2019. Our asset management team has done a great job capitalizing on the recovery of the industry. I would like to spend a few moments highlighting some of the broader trends and successes we are seeing across our portfolio.

During the third quarter, our portfolio recovered 98% of our group room revenue relative to the same time period in 2019, and we continue to see acceleration from this segment. For comparison, we entered the quarter with definite group room revenue pacing at approximately 90% relative to 2019. Throughout the quarter, our booked group room revenue for the third quarter exceeded comparable 2019 by 38%. Our long-term group momentum shows encouraging signs, with group lead volume generated during the third quarter exceeding the previous two quarters. In fact, August and September were the best months this year in terms of lead generation. We are even seeing instances of group lead volume exceeding 2019 levels in some of our larger Central Business Districts.

We are also seeing continued ADR growth within our portfolio. Our third quarter ADR this year exceeds comparable 2019 and 2021 by 7% and 15%, respectively. We remain encouraged by the continued resurgence of our urban assets throughout our portfolio. During the third quarter, our urban assets grew ADR by 9%, compared to 2019. The asset management team has done a great job in aggressively challenging each of the property managers to drive pricing premiums in markets with outsized demand and in identifying new inventory opportunities, through physical room alterations or digital inventory audits.

In addition, I want to highlight how well our asset management team handled the recent storms in the Southeast. Our commitment to keep our hotels open during these natural disasters provided refuge to locals and accommodations to disaster-relief groups. During the third quarter, our Florida hotels increased Hotel EBITDA by 24% compared to the same period in 2019. Despite the hurricane impact, eight out of ten assets outperformed third quarter total revenue relative to 2019.

We would also like to quickly highlight that we had a substantial number of property performance records broken during the third quarter. In fact, over one-third of our assets broke their previous third quarter RevPAR record. Collectively, these hotels exceeded comparable 2019 RevPAR by 15%.
Moving on to capital expenditures, we’ve noted in previous calls how we were proactive prior to the pandemic in renovating our hotels. For 2022, our capex spending is higher than the previous two years but will still be well below our historical run-rate for capex. Capex spend during the third quarter was approximately $25 million and we currently anticipate strategically deploying approximately $100 – $110 million in capital expenditures in 2022. We recently completed the guestroom renovation at Marriott Fremont, as well as public space renovations at Residence Inn Fairfax Merrifield, Residence Inn Salt Lake City, and Courtyard Newark Silicon Valley. We are currently renovating the meeting space at the Hyatt Regency Coral Gables. As we look ahead to 2023, we are currently expecting total capex spend between $100 and $120 million.

Before moving on to Q&A, I would like to reiterate how encouraged we are about the recovery of our portfolio and the industry as a whole. Each quarter this year has shown improvement, with many of our hotels already outpacing their 2019 performance. During the first quarter of this year, 11% of our hotels exceeded their comparable 2019 Hotel EBITDA. During the second quarter, 25% of our hotels exceeded their comparable 2019 Hotel EBITDA. Now, for the third quarter, 36% of our hotels have exceeded their comparable 2019 Hotel EBITDA. There are also a number of broader signs of the industry recovery, including TSA throughput data, which has shown an improvement every quarter this year. With the portfolio’s trajectory and travel industry momentum, we believe that our portfolio is well-positioned to capitalize on the industry's continued recovery.

That concludes our prepared remarks. We will now open up the call for Q&A.

Rob Hays

Thank you for joining today’s call, and we look forward to speaking with you all again next quarter.
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